Exhibit 99.1

Tredegar Corporation Corporate Communications 1100 Boulders Parkway Richmond, Virginia 23225 E-mail: invest@tredegar.com Web Site: www.tredegar.com	Contact: Mitzi S. Reynolds Phone: 804/330-1134 Fax: 804/330-1177 E-mail: mitzireynolds@tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR SELLS THERICS

          RICHMOND, Va., July 1, 2005 — Tredegar Corporation (NYSE:TG) announced that it has sold or assigned substantially all of the assets of Therics, Inc., a developer and marketer of orthobiologic products, to a new company controlled and managed by Randall R. Theken. The new company, Therics, LLC, is part of a family of orthopedic medical device companies founded by Theken which includes Theken Spine, LLC. In addition to receiving potential future payments on the sale of Therics’ products, Tredegar has retained a 17.5% equity interest in Therics, LLC and has received a 3.5% interest in Theken Spine.

          Norman A. Scher, Tredegar’s president and chief executive officer said: “This agreement eliminates annual operating losses of about $7 million for Tredegar and creates the opportunity for potential long-term value from the Therics technology. It also enables Therics to continue developing its technology under the leadership of Randy Theken, who we believe has an impressive track record over the last 10 years of creating and operating orthopedic companies.”

          Tredegar expects the transaction to result in a second-quarter charge of approximately $10 million ($6.5 million or 17 cents per share after taxes). The charge includes asset impairments of $6 million, lease-related losses of $3 million, and severance and other transaction-related costs of $1 million. For the last 12 months ended March 31, 2005, Therics had an operating loss of $9.1 million.

          The Theken family of companies (www.theken.com), based in Akron, Ohio, includes Theken Spine, LLC, a designer, developer, manufacturer and distributor of spinal fusion implants; Theken Disc, LLC, a research and development company focused on motion preservation devices for the spine such as a microelectronic artificial replacement spinal disc; and Theken Orthopaedic, Inc., a medical device company that provides FDA testing services to major medical device companies in need of FDA approval.

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TREDEGAR SELLS THERICS, page 2

          Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

Contact:

          Theken Spine: Randall R. Theken 330-773-7677
                                    www.theken.com

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

          The words “believe,” “hope,” “expect,” “are likely,” and similar expressions identify “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

          The existing orthobiologic product line that will be sold by Therics, LLC is in the initial stages of commercialization. There can be no assurance that any of these products can be brought to market successfully. The commercialization of new future products will require significant research and development, preclinical and clinical testing, and regulatory approvals. Our ability to realize any profits from our relationship with Therics, LLC will depend on its ability to internally develop preclinical, clinical, regulatory, manufacturing and sales, distribution and marketing capabilities, or enter into arrangements with third parties to provide those functions. The inability to develop or contract for these capabilities would significantly impair the entity’s ability to develop and commercialize products and thus our ability to realize any future profits.

          We do not have day-to-day control over the activities of Therics, LLC. Accordingly, our ability to receive any revenue from the product candidates covered by these agreements will be dependent on the efforts of Therics, LLC.

          Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management’s expectations or any change in conditions, assumptions or circumstances on which such statements are based.

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